Exhibit 23.1

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to incorporation by reference in Registration Statements Nos. 333-51508, 33-64313, 333-51512, 333-27563, 333-63756, 333-81441, 333-63754, 333-110098, 333-51506, 333-115849, 333-121755, and 333-121754 on Form S-8 of Nash Finch Company of our report dated March 2, 2005, with respect to the consolidated financial statements and related financial statement schedule of Nash Finch Company and subsidiaries, Nash Finch Company management’s assessment of the effectiveness of internal control over financial reporting, and the effectiveness of internal control over financial reporting of Nash Finch Company and subsidiaries, included in the Annual Report on Form 10-K of Nash Finch Company for the fiscal year ended January 1, 2005.

/s/ Ernst & Young LLP

Minneapolis, Minnesota

March 2, 2005